EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Investor Inquiries: 952-806-6975
Media Inquiries: 952-806-6900
NASH FINCH ANNOUNCES INTERIM CEO AND GENERAL COUNSEL
MINNEAPOLIS, February 16, 2006 — Nash Finch Company (Nasdaq: NAFC) announced today that Allister P. Graham, currently Chairman of the Board of Directors, will assume the position of interim Chief Executive Officer and he is transitioning into the role immediately. As Nash Finch previously announced on September 1, 2005, Ron Marshall, the Company’s current Chief Executive Officer, is stepping down. The Board of Directors is continuing its search for a permanent Chief Executive Officer.
Mr. Graham has extensive industry experience, including having served as Chief Executive Officer of The Oshawa Group Limited, a multi-billion dollar food distributor in Canada. He currently serves as a trustee of the Associated Brands Income Fund, a manufacturer and supplier of private label dry blend food and household products.
The Company also announced today that Kathleen E. McDermott, Senior Vice President, Secretary and General Counsel of the Company has decided to resign. Kathleen M. Mahoney, currently Vice President and Deputy General Counsel of the Company, has been appointed interim Secretary and General Counsel and is transitioning into the position immediately.
In addition, the Company said today that it has voluntarily contacted the Securities and Exchange Commission (SEC) to discuss the results of an internal review that focused on trading in the Company’s common stock by certain officers and directors of the Company during 2005. The Board of Directors conducted the internal review with the assistance of outside counsel following an informal inquiry from the SEC late last year regarding such trading. The Company has offered to provide certain documents, and the SEC has accepted the offer. The Company will continue to fully cooperate with the SEC.
“Nash Finch is a solid business with strong underlying fundamentals. In particular, we have experienced growth in our food distribution and military operations, key drivers of our business. I look forward to leading the Company on an interim basis as we continue to focus on strengthening our operations, meeting our customers’ needs and delivering value to our shareholders,” commented Allister P. Graham.
Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 28 states, the District of Columbia, Europe, Cuba, Puerto Rico, Iceland, the Azores and Honduras. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods(R), Family Thrift Center(R) and Sun Mart(R) trade names.
# # #
Statements in this press release involving Nash Finch Company which are not historical facts are “forward-looking statements” that involve risks and uncertainties. Important factors that could cause actual results to differ from those contained in the forward-looking statements include the length, scope and results of the informal inquiry by the SEC; the effect of competition on the Company’s distribution, military and retail businesses; the Company’s ability to identify and execute plans to increase or preserve the value of its remaining retail operations; the Company’s ability to identify and execute plans to expand its wholesale operations; the Company’s ability to successfully integrate acquired operations and retain the customers of those operations; and adverse determinations or developments with respect to a purported class action litigation involving the Company.
A more detailed discussion of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC. The Company does not undertake to update forward-looking statements to reflect future events or circumstances, but investors are advised to consult future disclosures involving these topics in its periodic reports filed with the SEC.

4